Exhibit 99.1

FOR IMMEDIATE RELEASE

April 17, 2012

CenterState Banks, Inc.

To announce First Quarter 2012 Earnings

Results on Monday April 23, 2012

DAVENPORT, FL. – April 17, 2012 – CenterState Banks, Inc. (NASDAQ: CSFL) announced today that it will release first quarter earnings results on Monday, April 23, 2012, after the market closes. Upon release, investors may access a copy of CenterState’s earnings results at the Company’s website at www.centerstatebanks.com and selecting “First Quarter 2012 Earnings Results” under the heading “Press Releases.”

CenterState will host a conference call on Tuesday, April 24, 2012 at 11:00 a.m. (Eastern Time) to discuss the Company’s first quarter 2012 results. Investors may call in (toll free) by dialing (877) 644-1284 (passcode 72270313; host: Ernest S. Pinner).

Alternatively, individuals may listen to the live webcast of the presentation by visiting the link at CenterState’s website at www.centerstatebanks.com.

A transcript of the presentation will be available by April 27, 2012 at CenterState’s website located in the subsection “Presentations” under the heading “News and Market Data.”

CenterState, headquartered in Davenport, Florida, between Orlando and Tampa, is a multi-bank holding company that was formed in June 2000 as part of a merger of three independent commercial banks. Currently, the Company operates through its two subsidiary banks with 66 full service branch banking locations in 18 counties throughout central Florida. Through its subsidiary banks, the Company provides a range of consumer and commercial banking services to individuals, businesses and industries.

In addition to providing traditional deposit and lending products and services to its commercial and retail customers in central Florida, the Company also operates a correspondent banking and bond sales division. The division is integrated with and part of the lead subsidiary bank located in Winter Haven, Florida, although the majority of the bond salesmen, traders and operations personnel are physically housed in leased facilities located in Birmingham, Alabama, Atlanta, Georgia and Winston-Salem, North Carolina. The customer base includes small to medium size financial institutions primarily located in Florida, Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia.